CONTACT:
John K. Schmidt
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

FOR IMMEDIATE RELEASE

Monday, June 25, 2007

ROCKY MOUNTAIN BANK COMPLETES SALE OF BROADUS BRANCH

Dubuque, Iowa -- Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced that its Montana subsidiary, Rocky Mountain Bank, has closed the sale of its branch banking office located in Broadus, Montana to 1st Bank of Sidney, Montana at a premium of approximately $2.6 million. The Broadus location had deposits of approximately $31 million and loans of approximately $21 million as of the closing on June 22.

The sale represents a strategic decision on the part of Heartland and Rocky Mountain Bank to identify branch offices of relatively smaller size and greater distance from its primary banking markets for possible divestiture. Neither Rocky Mountain Bank nor Heartland anticipates the divestiture of other Montana banking offices.

Montana-based D.A. Davidson and Co. acted as exclusive financial advisor in this transaction.

About Heartland Financial USA:

Heartland Financial USA, Inc. is a $3.1 billion diversified financial services company providing banking, mortgage, wealth management, insurance, and consumer finance services to businesses and individuals. The Company currently has 56 banking locations in 38 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, and Colorado.Heartland Financial USA, Inc. is listed on NASDAQ under the trading symbol HTLF.

Additional information about Heartland Financial USA, Inc. is available at www.htlf.com

This release may contain, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the

Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war or threats thereof; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

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